Exhibit 16.1

October 24, 2007

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Mannatech, Incorporated

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Mannatech, Incorporated dated October 18, 2007, and agree with the statements concerning our Firm contained in Item 4.01(a). We have no basis to agree or disagree with the statements made by the Registrant in paragraph (b).

Very truly yours,

/s/ Grant Thornton LLP